Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE July 18, 2012	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Announces Closing of 5.00% Convertible Senior Notes Offering

HOUSTON, TX – (July 18, 2012) Cal Dive International, Inc. (NYSE: DVR) (“Cal Dive”) announced today the closing of its previously announced private offering of its 5.00% convertible senior notes due 2017 (the “notes”). Cal Dive issued $86.25 million aggregate principal amount of the notes (which includes $11.25 million aggregate principal amount of notes issued pursuant to the initial purchasers’ exercise in full of their over-allotment option on July 16, 2012). The offering and sale of the notes was made through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds from the offering were approximately $83.0 million after deducting the initial purchasers’ discounts and commissions and estimated transaction expenses. Cal Dive will use the net proceeds from the notes offering to repay a portion of the term loan under its senior secured credit facility. Following the repayment, the term loan balance will be approximately $48.8 million. Additionally, the notes will be excluded from Cal Dive’s leverage ratio covenant under its senior secured credit agreement, as amended, going forward.

The notes are convertible under certain conditions, and subject to certain limitations, into cash, shares of Cal Dive common stock or a combination thereof, at Cal Dive’s election. The initial conversion rate is 445.6328 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $2.24 per share, representing a conversion premium of approximately 20% above the NYSE closing sale price for Cal Dive common stock of $1.87 per share on July 12, 2012. Prior to April 15, 2017, the notes are only convertible in certain circumstances or upon the occurrence of certain events; thereafter, until the business day prior to the maturity date, the notes will be convertible at any time.

The notes are general unsecured and unsubordinated obligations of Cal Dive, and are guaranteed by certain of Cal Dive’s wholly-owned domestic subsidiaries. Interest on the notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2013, at a rate of 5.00% per annum. The notes will mature on July 15, 2017, unless earlier purchased by Cal Dive or converted. Upon the occurrence of certain fundamental changes, holders of the notes will have the right to require Cal Dive to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of such notes, plus any accrued and unpaid interest.

This press release includes “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) such as statements concerning the expected use of proceeds. These statements are based on certain assumptions made by Cal Dive. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Cal Dive. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of Cal Dive common stock, if any, issuable upon conversion of the notes have not been and will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East and the Mediterranean, with a diversified fleet of surface and saturation diving support vessels and construction barges.